Exhibit 10.8

October 15, 2013

Shay Braun

1005 Turnberry Lane

Southlake, TX 76092

Dear Shay:

I am pleased to promote you to the position of Senior Vice President Operations and Procurement (level 99) for Dean Foods effective September 30, 2013. This position will report to Gregg Tanner.

Here are the specifics of your promotion:

Base Salary

You will be paid $15,625.00, less payroll taxes, on a semi-monthly basis which equates to an annual salary of $375,000, less payroll taxes.

Annual Incentive Opportunity

As a level 99, you will continue to be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan. Your target amount is equal to 50% from 1/1/13 – 9/30/13, and 60% from 10/1/13 going forward. The financial component of your STI will be driven by the performance of certain financial targets for Dean Foods and the individual component will be based upon your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

One Time Promotional Long Term Incentive Grant

You will be eligible for a one time prorated promotional grant under the Dean Foods Long Term Incentive Program. The actual value of the grant will be determined based upon your actual effective date. You will receive additional details regarding your promotion grant within 90 days of your promotion effective date.

Annual Long Term Incentive Compensation

You will continue to be eligible for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Board of Directors or the Compensation Committee thereof.

Executive Deferred Compensation Plan

You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.

Paid Time Off (PTO)

You will continue to be eligible for the 20 days of PTO that you currently receive. Unused PTO is not carried forward from year to year unless state law requires.

Benefits Plan

You will continue to be eligible to participate in the Dean Foods FlexSelect Benefits program.

Insider Trading

As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company’s Insider Trading Policy, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

Your current Change in Control agreement which is comparable to that currently provided to other Dean Foods Corporate Senior Vice Presidents will remain in place.

Severance

Dean Foods maintains an Executive Severance Plan, and at your request we will provide you a copy of this plan.

Conclusion

Shay, I am very excited about your achievements thus far and look forward to your future contributions to Dean Foods. I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier
Kim Warmbier
EVP, Chief HR Officer

Agreed and accepted:

/s/ Shay Braun
Shay Braun

Date

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